UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 1, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

ITEM 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

IA Global Inc. (the “Company”) announced that John Margerison was appointed to the Company’s Board of Directors (the “Board”) and to the Merger and Acquisition Committee on January 1, 2007. Mr. Margerison will serve on the Board until our Annual Meeting of Shareholders in 2007, at which time the Company anticipates that Mr. Margerison will be nominated to serve for an additional term. Mr. Margerison is an Australian citizen and serves on the board of several companies that includes Australian Secured Financial Limited and affiliates, DJ Capital Holdings Limited and DJ Capital Solutions Limited. He has a broad investment and finance background and specializes in short-term lending, retail, aged care, property, and service based businesses.

Mr. Margerison holds a Bachelor of Commerce Degree from Bond University, a Diploma of Financial Planning from the Securities Institute and a Diploma of Mortgage Lending from Finsia.

There was no arrangement or understanding pursuant to which Mr. Margerison was elected as a director, and there are no related party transactions between Mr. Margerison and the Company. For accepting appointment as an outside director, Mr. Margerison will receive an option to purchase shares of common stock pursuant to the Company’s 2000 Stock Option Plan in an amount to be determined by the Compensation Committee and director fees of $2,200 per month.

ITEM 9.01 - Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description

99.1	Press release dated January 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: January 3, 2007

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer